Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Stock Incentive Plan, 2020 Stock Incentive Plan and 2020 Employee Stock Purchase Plan of Generation Bio Co. of our report dated April 9, 2020 (except for Note 13(d), as to which the date is June 8, 2020), with respect to the consolidated financial statements of Generation Bio Co. included in the Registration Statement (Form S-1 No. 333-238608) and related Prospectus of Generation Bio Co. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 12, 2020